Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, of our report dated December 4, 2023, with respect to our audit of the consolidated financial statements of GMTech, Inc. and its Subsidiary as of October 31, 2023 and 2022, and for the periods from November 1, 2022 to October 31, 2023 and May 18, 2022 (“Inception”) to October 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Very truly yours,

/s/ BARTON CPA

BARTON CPA

Cypress, Texas

January 26, 2024